Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Yotta Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Fees to be paid	Equity	Common Stock, par value $0.0001 per share, to be issued to stockholders of Yotta Acquisition Corporation	457(a)	464,105	10.00	4,641,050	0.00015310	710.55
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, to be issued to stockholders of DRIVEiT Financial Auto Group, Inc.(2)(3)	457(f)(2)	10,000,000	N/A	3,333.33	0.00015310	$0.51
			Total Offering Amounts		N/A	$4,644,383.33	0.00015310	$711.06
Fees Previously Paid			Total Fees Previously Paid(5)					254.05
			Net Fee Due					$457.01

(1)	Represents shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Yotta Acquisition Corporation, a Delaware corporation (“Yotta”) to be issued pursuant to the terms of the Merger Agreement, dated August 20, 2024, by and among Yotta, Yotta Merger Sub, Inc. (“Merger Sub”), a Maryland corporation and wholly-owned subsidiary of Yotta and DRIVEiT Financial Auto Group, Inc. (“DRIVEiT”), a Maryland corporation pursuant to which Merger Sub will merge with and into DRIVEiT with DRIVEiT as the surviving corporation (the “Business Combination”) and all of the outstanding securities of DRIVEiT will be exchanged for 10,000,000 shares of Common Stock.

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. DRIVEiT is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the DRIVEiT securities expected to be exchanged in the Business Combination.

(4)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001476.

(5)	Yotta previously filed a Form S-4 (333-269113) with the Securities and Exchange Commission (the “Previous Filing”) which was subsequently withdrawn on April 5, 2024. Yotta paid a filing fee of $254.56 (the “Previously Paid Fee”) in connection with the Previous Filing and $0.51 of such amount was applied towards the filing fee payment for the Registration Statement on Form S-4 filed on October 15, 2024. Yotta is applying the remainder of the Previously Paid Fee towards the filing fee payment for this Amendment No.1 to the Registration Statement on Form S-4